UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2006

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

    This Current Report on Form 8-K is filed by China Digital Media Corporation, a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 7.01 Regulation FD Disclosure

The Registrant discloses that Daniel Ng, its Chairman and CEO, was interviewed by telephone on June 14, 2006, by CEOCast. The text of that interview is set forth below pursuant to the requirements of Regulation FD.

“This interview includes forward-looking statements regarding future events and the future performance of the company. These forward-looking statements entail various significant risks and uncertainties that could cause their actual results to differ materially from those expressed in such forward-looking statements. Any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, but to refer to documents the company files with the United States Securities and Exchange Commission, as these contain and identify important factors that could cause results to differ materially from those contained in any forward-looking statements. Thank you.

1. Can you provide an overview of the Company’s business?

China Digital Media Corporation is a Nevada registered corporation. We invest in broadcasting, media and cable television in China. The Company’s current operations can be categorized into three areas: 1) Cable television operations and digital broadcasting technology development, 2) TV advertising sales and 3) TV channel management and program production.

For Digital TV operations - The Company has entered into a 20-year agreement to migrate over 410,000 subscribers in the city of Nanhai of Guangdong Province from analog to digital broadcasting signal, and to provide cable television services to these subscribers.

Under the agreement, the Company is a sole contractor and operator of digital TV in Nanhai. The Company is responsible for supplying the subscribers with a digital set-top-box. The Company is also responsible for providing operational support services including migration planning, marketing and sales, customer service and logistics administration.

Currently, the services consists of 148 channels, which include a 48-channel basic package and 100 pay channels bundled into various pay tv packages, such as World Movie, Life & Leisure, World Sports, News and Drama. As of the end of first quarter of 2006, the Company had migrated over 160,000 out of approximately 410,000 subscribers in Nanhai.

In May 2006, the company launched a IP Based Set-Top-Box which is equipped with Java platform, Ethernet port for Internet connection and XML based information browser. It enabled the company to provide interactive information service, profiled advertising, online games and many other value added services.

For the area of TV advertising sales, the Company manages the airtime of a provincial television station in Guangdong Province. The Company purchases the airtime for a fixed fee, and receives revenue for re-selling the airtime above the fixed fee.

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In December 2005, the Company signed a wholesaler contract to manage and operate the commercial airtime for a provincial station’s channel with a fixed fee of approximately $6.4 million dollars payable over the course of 2006. As of March 31 of 2006, the Company generated approximately $1.7 million revenue for selling advertising space in which over 230 international or domestic brand names around the country had advertised on the managed channel.

Lastly, for the third business area which is TV channel management and program production, In February 2006, the Company (through HuaGuang) entered into two joint venture agreements with Guizhou TV Station. According to the agreements, the provincial TV Station assigned the exclusive content provision and advertising wholesaling rights of one of its provincial TV channels to the joint venture companies. The channel has a potential coverage of 8 million households and is scheduled to have approximately 1,700 hours of self-produced television content each year, focusing on lifestyle and entertainment programs.

Commencing May 2006, the Company began providing services to this channel, including content management, advertising sales and program production. The Company’s agreement provides that it shares revenues from this channel for both advertising income and sales of programs.

The Company also owns minority interests in two TV dramas.

That basically sums up our business overview.

2. How big is the TV market in China?

The TV market in China is huge. China has a population of 1.4 billion people with 95% of them have access to television sets. As of 2003, China had 37 national or provincial level TV stations and 363 city level TV stations. The State Administration for Radio, Film and Television (“SARFT”) is the regulatory authority for the broadcasting industry in China. They has mandated the country to migrate the cable broadcasting system from analog to digital signal by 2015.

The Income from TV commercials is the major source of revenue for TV stations in China. In 2005, advertising income was over $4.9 billion, which represents an increase of approximately 15% from 2004. In Guangdong Province, TV advertising income was about $500 million, representing about 10% of the country total.

3. How has the Company been able to penetrate the advertising market so quickly?

TV commercials market in China is a growing business. For the last few years, the growth rate was about 15% per annum and reached over $4.9 billion in 2005. Our TV advertising arm, M-Rider, has over 10 years operating experience in market and has the ability to provide effective targeted advertising, profiling and media planning services to its client around the country. These value-add services is crucial for the company to differentiate our selves with our competitors. The company is managing over 230 international or domestic brand names around the country I expect this business section will contribute growth in revenue to the Company in coming years.

4. Does the Company plan to make additional acquisitions?

It is always been our core strategy to growth organically and inorganically through selective acquisition and business alliances. We acquired our TV advertising arm in July of 2005. We acquired a TV program production team in February this year. We will continue to execute this strategy carefully and react correspondingly when a good opportunity arise.

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5. The Company recently announced record financial results, can you give us highlights?

In our first quarter of 2006, when compared to the same period in 2005, our revenue increased over 3 times to $3.7 million. Our gross profit increased to about $1.8 million which is double as compared to the same period of last year.
Our DTV operation has increased its revenue about double to around $1.8 million, which includes approximately $310,000 dollars in government grants. This $1.8 million represents about 48% of the total revenue while it maintains a reasonably good margin. Our new advertising sales unit has made $1.7 million in revenue, representing about 47% of the total revenue. While our advertising sales arm is a new and expanding unit, its costs and overhead is relatively higher than our DTV operation. As such, the overall profit margin is therefore slimmer compared to previous quarters. However, most important of all, these numbers are basically right on track with our business plans in execution.

The operation of advertising sales is actually growing that it has served over 230 brand names in the first quarter of 2006. The company is setting up a nation-wide sales team to enhance its reaches to more clients and to provide consultancy of effective targeted advertising, profiling and media planning services on top of simply selling its advertising spaces.

Regarding the pre-tax earnings, it has improved to over $720,000 dollars which is a growth of over 64%, and net earnings is flat at $445,000 dollars comparing to the same quarter of last year.

6. While the Company has a good growth in revenue, but lower net income. Why?

The flat growth in net earnings for the first quarter of 2006, compared to the first quarter of 2005, is mainly a result of provision for income taxes.

As a foreign company registered in the Tianhe Technology Park in Guangdong Province, the Company was eligible for a special tax treatment that allows a foreign company to pay no income tax for the first two years and to pay tax at a 50% discount for the following three years until the tax benefit is eliminated. In the fourth quarter of 2005, the Company was informed by the corresponding government departments that services based income from digital television operation are not eligible for a special tax treatment although the Company’s subsidiary is registered in the Tianhe Technology Park. As a result, the Company began accruing income tax at the ordinary rate and was required to recognize income tax for prior periods in 2005.

Our net earnings before tax for the first quarter of 2005 was about $438,000 dollars compared to net earnings before tax for the first quarter of 2006 of over $720,000 dollars which represents an increase of approximately 64% year to year. In fact, our pre-tax profitability grew significantly compared to the first quarter of 2005.

Apart from the tax provision issue, depreciation has grown more than double to over $570,000 dollars compare to last year due to increased number of STB installed in past quarters. We expect this will maintain at a high level in coming years because this year will be at peak of migration work

In summary, we think the flat growth in this quarter should not be interpreted as a signal of inability to grow.

7. Why is the Company focused on IP STB?

The new IP based set-top-box launched this May is built on the IBM Power PC architecture and equipped with Java platform, an Ethernet port and XML-based information browser. These features will become standard to all set-top-box models for our future migration and sales. We will continue to work with our software vendor to enhance functionality for the STB and the technical platform for our value-add services. The new IP based set-top-box will allow for the provision of various interactive services, such as targeted advertising, interactive TV programs, online shopping and console games, as well as interactive educational services. The management believes that more value-added services and products could be offered to customers through this IP based STB and hence be able achieve a higher revenue.

8. Does it expect to enter into other joint ventures or other geographic markets?

We have already set up joint ventures through our affiliate in Guizhou Province in the first quarter of this year. As mentioned, one joint venture is responsible for sourcing and producing content for the channel and the second joint venture will serve as the exclusive advertising agent to manage commercials on the channel. Of course we will definitely go into other provinces if such business opportunities arises and it fits into our development plan.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: June 15, 2006	By:	/s/ Daniel Ng
Daniel Ng Chief Executive Officer

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